FOR IMMEDIATE RELEASE

Contact:       Laura Wakeley (Fulton)

         Phone: 717-371-2379

FULTON FINANCIAL CORPORATION NAMES SENIOR MANAGEMENT TEAM

LANCASTER, PA -- (MARKET WIRE) -- 12/14/2005 -- In March 2005, Fulton Financial Corporation announced that R. Scott Smith, Jr., who currently serves as president and chief operating officer of the company, will become chairman, president and CEO when Rufus A. Fulton, Jr. retires on December 31, 2005.

Today Smith announced the members of the Corporation's senior management team, effective January 1, 2006.

Charles J. Nugent and Richard J. Ashby, Jr., currently members of the holding company's senior management team, will continue to help guide the Corporation's activities. Nugent will continue to serve as senior executive vice president and chief financial officer, and Ashby will become senior executive vice president and will head the Corporation's new Community Banking Group. He will have responsibility for the oversight of all affiliate bank operations.

Three other long-time Fulton Financial employees are also joining the senior management team as senior executive vice presidents. James E. Shreiner will become the company's senior administrative services officer. Craig H. Hill will head the Corporation's Human Resources activities. And E. Philip Wenger will become chairman and CEO of Fulton Bank, the Corporation's largest banking affiliate, and will manage the banks in Fulton Financial's central Pennsylvania region.

"As we move forward, I am excited to have the expertise and talent of these five people on our senior management team," said Smith. "I have worked with each of them for many years, and I have seen firsthand their dedication to our customers, our employees, our shareholders and our communities. I look forward to building on the foundation that Rufus Fulton has set, and I am confident that we have the right team in place to meet the challenges of the future."

Brief biographical information on each can be found below:

Charles J. Nugent

Nugent joined Fulton Financial Corporation as executive vice president and chief financial officer in 1992. In 2001, he was promoted to senior executive vice president and chief financial officer.

Nugent is a member of the American Bankers Association, American Institute of Certified Public Accountants, Bank Administration Institute, Financial Services Roundtable and the Pennsylvania Institute of Certified Public Accountants.

He has been active in a variety of community activities, having served on the boards of directors of the United Way of Lancaster County (PA), the Susquehanna Association for the Blind and Vision Impaired, St. Joseph's Hospital of Lancaster and the Lancaster Symphony Orchestra.

Nugent earned a Bachelor of Science degree in Business Administration from LaSalle University. He is a certified public accountant.

Richard J. Ashby, Jr.

Ashby joined Fulton Bank in 1978 as vice president/trust officer. He went on to assume a variety of positions at the bank before being promoted to a member of senior management in 1985. In 1991, he was named president and chief executive officer of Lafayette Ambassador Bank, also a subsidiary of Fulton Financial Corporation. Ashby returned to Fulton Bank in 1999 as president and chief operating officer. At that time, he was also named executive vice president of Fulton Financial Corporation and a member of the Corporation's senior management. In 2003, Ashby was named chairman and chief executive officer of Fulton Bank.

Ashby is a member of the boards of directors of Fulton Bank, Lancaster County Career & Technology Foundation, Fulton Opera House and United Way of Lancaster County. He is also a member of the Pennsylvania Bankers Association, serves on the Joint State Government Commission's Advisory Committee on Decedents' Estates Laws and is a member of The Robert Morris Associates and the Lancaster, Northampton and Pennsylvania Bar Associations.

Ashby earned a Bachelor of Arts degree from Wittenberg University. He received his Juris Doctor from Ohio State University College of Law. Ashby is also a graduate of American Bankers Association's National Graduate School of Trust Management at Northwestern University. He completed a Management of Financial Services course at Columbia University.

James E. Shreiner

Shreiner joined Fulton Bank in February 1975 as a member of the bank's Management Training program. He has held various positions since then, including manager of corporate services, Harrisburg retail branch manager, and manager of operations including responsibility for the Human Resource function. Shreiner was promoted to executive vice president of Fulton Bank in March 1990 and named a member of the bank's senior management team with responsibility for the Operations and Information Technology functions as well as the Consumer Lending and Leasing Divisions. In 2000, he was promoted to executive vice president of Fulton Financial Corporation.

Shreiner serves on the boards of directors of Elizabethtown College, where he chairs the Development Committee, and the United Way of Lancaster County, where he is vice-chair for Strategic Planning. He has also is a past campaign chair for the Fulton Opera House's corporate fundraising campaign. He has served on several committees of the Pennsylvania Bankers Association and is a past board member of the Electronic Payments Network (EPN) based in New York City.

Shreiner is a graduate of Elizabethtown College with a Bachelor's Degree in Business Administration. He is also a graduate of the Bank Administration Institute's School of Bank Operations at the University of Wisconsin, the Stonier School of Banking at Rutgers University and the Duke Advanced Management Program at Duke University.

Craig H. Hill

Hill joined Fulton Bank in 1984 as vice president of Human Resources. In 1989, he became vice president and head of the bank's Capital Region division. In 1992, he was promoted to senior vice president of Human Resources, and in 1999, he was named executive vice president and director of Human Resources.

Hill serves on the advisory boards for the John L. Grove School of Business at Shippensburg University and also the School of Business at Penn State University/Harrisburg and also the Pennsylvania Bankers Association's Intermediate School of Banking at Dickinson University. He is also a board member for the Humane League of Lancaster County and the Pennsylvania Bankers Association's Central Atlantic Advanced School of Banking.

Hill is a graduate of Shippensburg University with a Bachelor's degree in Management. He is also a graduate of the Stonier Graduate Banking School and is a Certified Senior Human Resources Professional through the Society of Human Resource Management.

E. Philip Wenger

Wenger joined Fulton Bank in 1979 as a participant in the Management Training Program. He assumed a variety of positions in the corporate lending area before being promoted to executive vice president of Corporate Banking in 1996. In 2001, Wenger became senior vice president of the Lancaster, York and Chester Counties Division. In 2003, he was promoted to the position of president and chief operating officer of Fulton Bank.

Wenger is a member of the Fulton Bank board of directors. He also serves on the boards of The Lancaster Chamber of Commerce, Lancaster County Conservancy, St. Anne's School and the Lancaster County YMCA Foundation.

Wenger holds a Bachelor of Science degree in Finance and a Master of Business Administration degree from the Pennsylvania State University. He is also a graduate of the Stonier Graduate School of Banking.

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